                                                  EXHIBIT 10.1

          [NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

[GLOBAL TELEVISION NETWORK LOGO AND LETTERHEAD]

July 19, 1999



Mr. Dennis P. Wilkinson
President & CEO
Princeton Video Image, Inc.
15 Princess Rd.
Lawrenceville, NJ  08648

Dear Dennis:

This letter will confirm the agreement of Princeton Video Image, Inc. ("PVI") and CanWest Global Communications Corp. ("Global") with regard to PVI providing a system developed by PVI ("PVI System") for the real-time electronic insertion of images ("Electronic Images") into television broadcasts distributed by Global in Canada.

PVI and Global hereby agree as follows:

1. The term of this Agreement shall be two (2) years, effective upon delivery of the PVI System to Global's Toronto facilities, [CONFIDENTIAL TREATMENT REQUESTED].

2. The PVI System shall consist of one (1) L-VIS II, vision-based, single-logo, single output system with software. Initial training shall be provided free-of-charge by PVI at PVI's Lawrenceville, New Jersey office.

3. In consideration for the system to be provided, Global shall pay PVI [CONFIDENTIAL TREATMENT REQUESTED] of all Net Advertising Revenue generated through the use of the PVI System with the exception of NFL Programming and Global's use of the technology in on-air promotion spots. Global shall pay PVI the sum of [CONFIDENTIAL TREATMENT REQUESTED] for each on-air promo spot created either for a client or for Global's use. Global shall pay PVI [CONFIDENTIAL TREATMENT REQUESTED] of all Net Advertising Revenue through the use of the PVI System in NFL programming. "Net Advertising Revenue" means all advertising charges, net of agency commissions, discounts associated with the use of Electronic Images or any other services provided by PVI. Beginning with the fourth month of this Agreement, Global will pay PVI no less than [CONFIDENTIAL TREATMENT REQUESTED] per month. All payments due under this Agreement shall be payable in Canadian dollars to PVI within 30 days of invoice of all Net Advertising Revenue. However, upon payment, Global's payments to PVI shall be transferred in US dollars, based on the exchange rate published in the Wall Street Journal on the last business day prior to the month for which payment is due. Each payment shall be accompanied by a statement showing the sales of Electronic Images, the amount of Net Advertising Revenue generated by such sales, net revenue due to PVI through on-air promotional spots and the payment due to PVI on such sales and spots. Payments not paid when due shall bear simple interest at the rate of one percent (1%) per month until paid. Global shall keep complete and accurate records pertaining to the sale of Electronic Images in sufficient detail to permit confirmation of the accuracy of payment calculations by PVI.

4. PVI agrees it will grant Global exclusivity for the use of the PVI System for post-production originating in Canada, in all programs that are broadcast in Canada, excluding sports, during the first 180 days of this Agreement.

5. Global shall not be liable for non-resident withholding taxes where applicable. Notwithstanding the foregoing, in the event Global shall be obligated by the laws of the Territory to declare and withhold income taxes from moneys payable to PVI hereunder, Global shall furnish to PVI the details of the amount of tax which shall have been withheld for the applicable calendar year, the rate of tax with respect thereto and any other necessary information which may be required to enable PVI to apply to obtain income tax credit from the United States Internal Revenue Service for the tax so withheld. In addition, upon written request, Global shall execute such further documents as may be required to enable PVI to complete its application for such credit.

6. Global acknowledges that it does not have or gain any right, title or other proprietary interest in any of PVI's patent rights, copyrights, trade names, service marks, trade secrets and confidential information relating to the PVI
     System as a result of this agreement.

7. Neither party may assign any of its rights or duties under this agreement to any third party. This agreement may not be modified except in writing signed by or on behalf of both parties.

8. Global agrees to announce this Agreement to the press subject to mutual agreement on the content of the announcement with PVI.

9. PVI represents and warrants that it has all necessary intellectual property rights that are necessary to enter into this Agreement and provide the PVI System.

10. The rights and obligations of Global and PVI shall be governed by and construed in accordance with the laws of the State of New Jersey.

If these terms are acceptable to you, please sign the enclosed copy of this letter and return it to me. Upon your execution of this agreement, this agreement shall become binding on both parties.

Agreed to and accepted this
___day of July, 1999;

CanWest Global Communications Corp. Princeton Video Image, Inc.


     /s/ Ken Johnson                    /s/ Dennis P. Wilkinson
By:_________________________         By:________________________
   Ken Johnson                          Dennis P. Wilkinson
   VP, Sales & Marketing                President & CEO